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                                                                    EXHIBIT 99.5

                                VOTING AGREEMENT

      VOTING AGREEMENT, dated as of November 18, 2003, between NCSN, Inc., a Delaware corporation (the "Buyer"), and Raymond V. Sozzi, Jr. (the "Stockholder").

                                    Recitals

      A. The Buyer and Student Advantage, Inc. (the "Company"), a Delaware corporation in which the Stockholder holds, beneficially and of record, approximately 75,630 shares of common stock of the Company, constituting approximately 14% of the outstanding Company capital stock, are executing a Purchase and Sale Agreement, dated as of the date hereof (the "Purchase Agreement"), which provides for, among other things, the purchase by the Buyer of certain assets of the Company. Capitalized terms not otherwise defined in this Agreement shall have the respective meanings set forth in the Purchase Agreement.

      B. In accordance with Section 271 of the Delaware General Corporation Law, the vote of not less than a majority of the outstanding shares of stock of the Company entitled to vote thereon ("Voting Stock") is required to adopt the Purchase Agreement and approve the sale of the Acquired Assets to the Buyer.

      C. In order to induce the Buyer to enter into the Purchase Agreement and for other good and valuable consideration, the Stockholder is entering into this Agreement pursuant to which the Stockholder agrees to vote the Sozzi Shares (as hereinafter defined) in favor of the adoption and approval of the Purchase Agreement and the transactions contemplated thereby.

      NOW, THEREFORE, in consideration of the premises and the mutual representations, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Buyer and the Stockholder hereby agree as follows:

      1. Agreement to Vote. The Stockholder covenants and agrees to vote, at all meetings of the stockholders of the Company (including the Special Meeting), however called, and in all actions by written consent of the stockholders of the Company at any time during the term of this Agreement, all Voting Stock (whether now owned or hereafter acquired) which such Stockholder beneficially owns (within the meaning of Rule 13(d)(3) promulgated under the Securities and Exchange Act of 1934) and/or has the right to vote in his discretion (collectively, the "Sozzi Shares"):

            (a) in favor of the Purchase Agreement and all transaction contemplated thereunder; and

            (b) against any other sale or other business combination between the Company and any person or entity or any other action or agreement that would result in the breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Purchase Agreement or which would result in any of the conditions to the Company's obligations under the Purchase Agreement not being fulfilled.
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      2. Additional Agreements of the Stockholder. The Stockholder hereby covenants and agrees, that during the term of this Agreement, he shall not (i) sell, transfer, pledge, hypothecate, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, transfer, pledge, hypothecation, encumbrance, assignment or other disposition of the Sozzi Shares, except to the Buyer, or (ii) grant any proxies or powers of attorney, deposit any such shares into a voting trust or enter into a voting agreement with respect to any of such shares, or any interest in any of the foregoing, except to the Buyer or in accordance with this Agreement unless the transferee, proxy, attorney, trustee or parties to the voting agreement, as the case may be, agree to be bound by the provisions hereof.

      3. Stockholder's Representations. The Stockholder represents and warrants to the Buyer that: (i) the Stockholder is the sole, beneficial and record owner, with sole voting power, of approximately 75,630 shares of Voting Stock and that such shares constitute all of the outstanding voting securities of the Company owned of record or beneficially by such Stockholder (other than the shares underlying options or warrants to purchase Voting Stock and conversion rights with respect thereto); (ii) the Stockholder possesses full power and authority to enter into and carry out his obligations under this Agreement; (iii) the execution and delivery of this Agreement does not, and carrying out his obligations under this Agreement will not, conflict with or result in the violation of any agreement (written or oral), judgment, decree, law or regulation applicable to the Stockholder; and (iv) there are no outstanding rights or obligations granted by the Stockholder relating to the ownership, voting or disposition of any of the voting securities covered by this Agreement.

      4. Shareholder Capacity. Nothing in this Agreement shall limit or restrict the Stockholder in acting in his capacity as a director of the Company and exercising his fiduciary duties and responsibilities, it being understood that this Agreement shall apply to the Stockholder solely in his capacity as a stockholder of the Company and shall not apply to the Stockholder's actions, judgments or decisions as a director of the Company.

      5. Amendments and Waivers. The Buyer and the Stockholder may mutually amend or waive any provision of this Agreement at any time. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both the Buyer and the Stockholder. No waiver by either party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      6. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision


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that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

      7. Specific Performance. The Stockholder acknowledges that a breach of the provisions of this Agreement by the Stockholder would cause irrevocable injury to the Buyer and could not adequately be compensated by money damages. Accordingly, the Buyer shall be entitled, in addition to any other right or remedy available to it to an injunction restraining a breach or a threatened breach of this Agreement and to specific performance of any such provision of this Agreement, in either case without bond or other security, and the Stockholder will not take any action, directly or indirectly, in opposition to the moving party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.

      8. Governing Law; Consent to Jurisdiction. This Agreement and any disputes hereunder shall be governed by and construed in accordance with the laws of the State of New York. The Stockholder and the Buyer hereby consent to the personal jurisdiction of the United States District Court for the Eastern District of New York and of any of the courts of the State of New York in New York County, in any action, suit or proceeding arising under this Agreement. The Stockholder and the Buyer agree to bring any such action, suit or proceeding only in such courts. The Stockholder and the Buyer agree further that service of process or notice in any such action, suit or proceeding shall be effective if given in the manner set forth in Section 11 hereof.

      9. Waiver of Jury Trial. To the extent permitted by applicable law, each party hereto hereby irrevocably waives all rights to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby or the actions of any party hereto in the negotiation, administration, performance and enforcement of this Agreement.

      10. Remedies Cumulative. The remedies provided in this Agreement shall be cumulative and shall not preclude the assertion by any party hereto of any other rights or the seeking of any other remedies against the other party hereto.

      11. Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and delivered by hand or sent by a nationally recognized overnight courier service or certified mail, return receipt requested, in each case postage or delivery fee prepaid. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered upon receipt thereof, in each case to the intended recipient as follows: (a) if to the Buyer to: NCSN, Inc., Chelsea Piers, Pier 62, New York, NY 10011, Telecopy: 212-342-8899, Attention: President, and NCSN, Inc., Chelsea Piers, Pier 62, New York, NY 10011, Telecopy: 212-342-8899, Attention: General Counsel, with a copy to: Bryan Cave LLP, 1290 Avenue of the Americas, New York, NY 10104, Telecopy: 212-541-4630, Attention: Renee E. Frost, Esq., and (b) if to the Stockholder to: Raymond V. Sozzi, Jr., c/o Student Advantage, Inc., 280 Summer Street, Boston, MA 02210, Telecopy: 617-912-2088, with a copy to: Shack Siegel Katz & Flaherty P.C., 530 Fifth Avenue, New York, NY 10036, Telecopy:
646-366-3728, Attention: Steven Lutt.


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      12. Either party may give any notice, request, demand, claim, or other communication hereunder using any other means (including expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Either party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

      13. Counterparts. This Agreement may be executed in two or more counterparts and by the different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      14. Parties Bound. This Agreement and the rights and obligations hereunder may not be assigned by the Stockholder without the consent of the Buyer, and any assignment without such consent shall be null and void. All rights and authority granted herein by the Stockholder shall survive the death or incapacity of the Stockholder. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns. Subject to Section 2, this Agreement shall also inure to and be binding upon any transferee of Voting Stock or other voting securities of the Company (or of any interest therein, including the power to vote or share voting power) from the Stockholder, except a transferee acquiring said securities in a public offering or via a public sale. If the Stockholder effectuates any transfer to which the preceding sentence applies, he shall, as a condition to such transfer, first obtain an agreement in writing from such transferee to be bound by all of the terms and provisions of this Agreement with the same force and effect as if such transferee were (and such transferee shall be considered) the "Stockholder" for all purposes of this Agreement as of the date hereof.

      15. Headings. The headings in this Agreement are for purposes of reference only and shall not be considered in construing this Agreement.

      16. Entire Agreement. This Agreement contains the entire understanding of the parties, and supersedes all prior discussions and understandings of the parties, respecting the subject matter hereof.

      17. Termination. This Agreement shall terminate in all respects upon the earlier of (a) the time of the Closing and (b) the termination of the Purchase Agreement pursuant to the terms thereof.


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      IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

                                    NCSN, INC.


                                    By: /s/ Barbara Shulman
                                       ---------------------------------
                                        Name: Barbara Shulman
                                        Title: Secretary & General Counsel


                                    /s/ Raymond V. Sozzi
                                    ------------------------------------
                                    Raymond V. Sozzi


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